Exhibit 21


                Subsidiaries of American Capital Strategies, Ltd.



1.  ACS Capital Investments Corporation, a Delaware corporation

2.  American Capital Strategies Labor Research, Inc., a Delaware corporation

3.  ACS Genpar, Inc., a Delaware corporation